Exhibit 99.1

SIGMA DESIGNS, INC.
RECONCILIATION OF PRELIMINARY GAAP NET LOSS TO PRELIMINARY NON-GAAP NET (LOSS) INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended			Twelve months ended
	February 3,	October 28,	January 28,	February 3,	January 28,
	2018	2017	2017	2018	2017

GAAP Net Revenue	$26,537	$33,862	$42,724	$139,471	$220,544

Non-GAAP Net Revenue	$26,537	$33,862	$42,724	$139,471	$220,544

GAAP Cost of Revenue	$16,601	$16,746	$21,323	$74,975	$114,565
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(51)	(56)	(55)	(218)	(294)
Amortization of acquired intangibles	(48)	(145)	(145)	(483)	(2,972)
Impairment of IP, mask sets and design tools	-	(1,200)	-	(1,200)	-
Restructuring charges, net	(40)	-	-	(40)	-
GAAP to Non-GAAP adjustments	(139)	(1,401)	(200)	(1,941)	(3,266)
Non-GAAP Cost of Revenue	$16,462	$15,345	$21,123	$73,034	$111,299

GAAP Gross Profit	$9,936	$17,116	$21,401	$64,496	$105,979
GAAP Gross Margin %	37.4%	50.5%	50.1%	46.2%	48.1%
Non-GAAP Gross Profit	$10,075	$18,517	$21,601	$66,437	$109,245
Non-GAAP Gross Margin %	38.0%	54.7%	50.6%	47.6%	49.5%

GAAP Operating Expenses	$52,597	$36,000	$28,564	$150,372	$117,301
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,360)	(1,188)	(1,314)	(5,200)	(6,211)
Amortization of acquired intangibles	(430)	(430)	(430)	(1,722)	(2,517)
Impairment of IP, mask sets and design tools	(13,743)	(5,463)	(848)	(22,212)	(1,148)
Legal and other professional expenses	(2,329)	(559)	11	(3,332)	-
Restructuring charges	(6,711)	(563)	-	(9,240)	-
GAAP to Non-GAAP adjustments	(24,573)	(8,203)	(2,581)	(41,706)	(9,876)
Non-GAAP Operating Expenses	$28,024	$27,797	$25,983	$108,666	$107,425

Non-GAAP Operating (loss) income	$(17,949)	$(9,280)	$(4,382)	$(42,229)	$1,820